EXHIBIT 10.18

July 18, 2001

Neal J. Carney

Dear Neal,

I am pleased to make the following employment offer to you for the position as Vice President, Marketing with Artisan Components (“Company”). You will be reporting directly to Harry Dickinson. The specifics of the offer are as follows:

1.	Your salary will be $8,125.00 semi-monthly ($195,000.00 annually).

2.	Your responsibilities shall be determined by your manager, and such other different tasks as may be assigned to you from time to time by the Company. You shall devote your full time, ability, attention, energy and skills solely and exclusively in performing all duties as assigned and delegated to you by Company.

3.	In addition to your total compensation, subject to approval by our Board of Directors, you will be granted the option to purchase 160,000 shares of Artisan Components stock. The purchase price shall be equal to the fair market value on your grant date and vesting period commencing on the first date of your employment by the Company over a four-year period. You must work for the company for one year before any stock vests to you, and all stock options are subject to the terms of the Stock Option Plan and any applicable laws.

4.	You will also be eligible for participation in an MBO program with a bonus equal to 20% of your base salary at 100% performance of your goals. Specific achievement goals for this program will be determined within 30 days of your start date.

5.	In addition to the above compensation outlined above, to aid transition to your new position, Artisan will pay you a sign-on bonus of $10,000.00 less applicable taxes/withholding. This bonus will be paid after 6 months of continuous employment with Artisan Components. If you should voluntarily or involuntarily resign or otherwise terminate your employment within 12 months of hire, you will be expected to repay this amount on a pro-rated basis based on full months of employment.

6.	Upon meeting all applicable eligibility requirements, you will be entitled to receive such other benefits or rights as may be provided under any employment benefit plan provided by Company that is now hereafter will be in effect, including participation in life, medical, and dental insurance plan.

7.	Upon acceptance of this offer, your anticipated start date will be August 27, 2001.

8.	You will be entitled to paid vacation, sick leave, as well as Artisan designated holidays, for each year of employment with Artisan.

PERSONAL AND CONFIDENTIAL

Neal J. Carney

July 18, 2001

9.	As a condition of your employment with Artisan, you shall execute, contemporaneously with your acknowledgment of this letter, the Confidential Information and Invention Assignment Agreement and incorporated herein by this reference.

Nothing in this offer of employment is intended to be interpreted as an expressed or implied contract of employment. As an employee of Artisan Components, Inc., you are an employee at will, as such, you have the right to terminate your employment with the company and the company has the right to terminate your employment and your compensation with or without cause, and with or without notice, at any time.

Federal law requires that the company employ only those persons who have the legal right to work in the United States. There are a variety of documents that can be used to verify your eligibility. Normally our examination of your driver’s license and your original social security card will fulfill this requirement.

I have enclosed two copies of your offer letter with this package. If this offer is acceptable to you, please sign one copy indicating your acceptance and send it back to us in the enclosed envelope within seven days of the date of this offer letter. If you have any questions concerning the benefits information, please contact Lila Fleming at (408) 548-3120.

We look forward to you joining the Artisan team.

Sincerely,

/s/ Joy Leo

Joy Leo, Vice President, Finance and
Administration, and Chief Financial Officer

cc: File

Offer Accepted:

/s/ Neal J. Carney
[Signature]

/s/ Neal J. Carney
[Print Name]

Date: July 25, 2001

PERSONAL AND CONFIDENTIAL

September 1, 2001

Neal J. Carney

Dear Neal,

Addendum to your employment offer letter dated July 18, 2001 as follows:

In a Constructive Termination of Employment in the Event of a Change of Control of the Company, followed within six (6) months thereafter, the Executive’s outstanding portion of the stock option grant of 160,000 shares of Common stock shall become 50% vested.

1.	Definition of Constructive Termination of Employment in the Event of a Change of Control of Company. “Constructive Termination” is defined as one of the following events occurring following a Change in Control of the Company: (i) a material reduction in salary or benefits, (ii) a material change in responsibilities from those of the Vice President, Marketing, (iii) a requirement to relocate, except for office relocation that would not increase the Executive’s current one-way commute distance by more than thirty (30) miles or (iv) subjection of Executive to unreasonable working conditions, such as violation of Executive’s civil rights, defamation of Executive, intentional infliction of emotional distress, coercion to condone, tolerate or participate in illegal or immoral acts, or similar conditions.

2.	Definition of Change of Control of Company. “Change of Control of the Company” is defined as:

(a) Any “person” (as such term is used in Sections 13(d) and 14 (d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(b) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of a least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(c) The date of the consummation of a merger or consolation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining

PERSONAL AND CONFIDENTIAL

Neal J. Carney

September 1, 2001

outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

Sincerely,

/s/ Joy Leo

Joy Leo, Vice President, Finance and
Administration, and Chief Financial Officer

cc: File

Offer Accepted:

/s/ Neal J. Carney
[Signature]

/s/ Neal J. Carney
[Print Name]

Date: September 11, 2001

PERSONAL AND CONFIDENTIAL